Exhibit 4.1

Amendment No. 2 to Rights Agreement

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (the “Amendment”) is entered into as of January 27, 2004, between LTX Corporation, a Massachusetts corporation (the “Company”), and EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agent”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement dated as of April 30, 1999, as amended, between the parties hereto (“the Rights Agreement”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement in the manner set forth below; and

WHEREAS, the Company has determined that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Section 9(a) of the Rights Agreement is amended by deleting it in its entirety and replacing it with the following:

“Subject to the provisions of Section 11(f), the Company covenants and agrees that its Board of Directors shall from time to time determine the number of shares of Common Stock to be reserved and kept available for issuance upon exercise of Rights out of the Company’s authorized and unissued shares of Common Stock or out of its authorized and issued shares of Common Stock held in its treasury, it being understood that the number of shares of Common Stock so determined may be less than the number of shares of Common Stock sufficient to permit the exercise in full of all outstanding Rights.”

2.	Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

3.	This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

LTX Corporation

By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger
Vice President & Chief Financial Officer

EQUISERVE TRUST COMPANY, N.A., RIGHTS AGENT (as successor to Bank Boston, N.A.)

By:	/s/ Tyler Haynes
Tyler Haynes